Filed Pursuant to Rule 424(b)(3)

Registration No. 333-137992

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED OCTOBER 30, 2006)

INTERNATIONAL ASSETS HOLDING CORPORATION

COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated October 30, 2006 (as amended, the “Prospectus”), relating to the resale of our common stock from time to time by the selling stockholders named in the Prospectus. These shares include common stock issuable upon conversion of $27.0 million in senior subordinated convertible notes which were issued in September 2006. The notes are initially convertible into 1,058,826 shares of common stock, based on a conversion price of $25.50, which is subject to adjustment as the result of certain issuances of our common stock, or securities convertible into or exercisable for shares of common stock, below $25.50 per share. Pursuant to a registration rights agreement entered into in connection with the issuance of the notes, we agreed to register for resale 130% of the shares issuable upon conversion of the notes, or initially 1,376,475 shares. The Prospectus will also be used by a selling stockholder named in the Prospectus to resell 45,612 shares currently held by such stockholder.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus:

Name of Selling Stockholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering
Portside Growth and Opportunity Fund	392,157	509,805	0
LB I Group Inc.	196,079	254,903	0

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 17, 2007.